UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 4, 2017
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 4, 2017, the board of directors of lululemon athletica inc. appointed Glenn Murphy as a member of the board of directors. Mr. Murphy will serve as Co-Chairman of the board of directors. Mr. Murphy is the CEO of FIS Holdings, a consumer focused investment firm. Prior to founding FIS Holdings, he served as Chairman and CEO of The Gap, Inc. from 2007 to 2014. Prior to that, Mr. Murphy served as the Chairman and Chief Executive Officer of Shoppers Drug Mart from 2001 to 2007. He is a graduate of the University of Western Ontario. Our board of directors believes his extensive retail experience as a leading strategic operator will provide valuable insight to our board of directors. Michael Casey, who has held the Co-Chairman role since 2014, will step down as Co-Chairman but will continue as a member of the board of directors.
In connection with Mr. Murphy's appointment, the board of directors increased the size of the board from nine to ten members and Mr. Murphy will serve as a Class I director to fill the newly-created vacancy. Because Mr. Murphy will serve as a member of the class of directors whose terms expire at the 2017 annual meeting of stockholders, our stockholders will have the opportunity to vote on his nomination as a continuing Class I director at the meeting on June 8, 2017.
Mr. Murphy will receive compensation for his service as a director consistent with that of our other non-employee directors. A description of our standard compensation arrangements for non-employee directors is included in our proxy statement filed with the Securities and Exchange Commission on April 19, 2016. We expect Mr. Murphy to enter into our standard form indemnification agreement for non-employee directors, the form of which is filed with the Securities and Exchange Commission as Exhibit 10.16 to our Registration Statement on Form S-1 dated July 9, 2007.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

99.1	Press release issued on April 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: April 7, 2017	/s/ STUART HASELDEN
Stuart Haselden
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on April 7, 2017.